Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACT: ArthroCare Corporation
Fernando Sanchez, 408-736-0224 (investors)
or
Haberman & Associates
Jon Zurbey, 612-338-3900 (media)
jon@habermaninc.com
SOURCE: ArthroCare Corporation

ARTHROCARE TO ACQUIRE LEADING SOFT TISSUE REPAIR TECHNOLOGY

INNOVATOR OPUS MEDICAL

Acquisition Expected to Be Accretive and Accelerate Overall 2005 Revenue Growth to More Than 30 Percent

Sunnyvale, Calif.—(BUSINESS WIRE)—Sept. 7, 2004— ArthroCare(R) Corp. (Nasdaq:ARTC), a multi-business medical device company that develops minimally invasive surgical products, announced today it has reached a definitive agreement to acquire Opus Medical, a maker of soft tissue orthopedic repair systems.

Under the terms of the agreement, ArthroCare will acquire all of the capital stock of Opus Medical for $30 million in cash and $60 million of ArthroCare stock payable at the close (subject to adjustment based on ArthroCare’s average stock price at the close). The agreement also calls for an additional delayed payment of $40 million and a contingent payment based on Opus’ 2005 net sales, payable in cash or stock at ArthroCare’s election (subject to certain restrictions), in the first quarter of 2006.

The transaction has been unanimously approved by the board of directors of both companies and is subject to customary closing conditions, including Hart-Scott-Rodino clearance, as well as approval by Opus’ shareholders. Shareholders of Opus representing greater than 50 percent of the voting rights of the outstanding capital stock have entered into agreements to vote all of their shares in favor of approval and adoption of the merger agreement, and against any competing transaction.

The Company expects the transaction will break even in fiscal 2005 and be accretive thereafter. The Company further expects the transaction will be operating cash flow accretive in 2005. ArthroCare will finance the acquisition, which is expected to close before year-end, with cash-on-hand and an increase to its existing credit facility.

Opus Medical’s first commercial product — the AutoCuff(R) anchoring system — is designed to enable surgeons to easily perform total arthroscopic rotator cuff surgery in combination with arthroscopic tissue modification or ablation devices, such as ArthroCare’s Coblation(R)-based ArthroWands(R).

“We are very excited about the acquisition of Opus Medical, whose AutoCuff System is on track to generate $16-17 million in 2004,” said Michael A. Baker, president and chief executive officer

(CEO) for ArthroCare. “For a new product to capture this level of market share within a year of commercial availability is remarkable and a powerful reflection of the medical community’s rapid adoption of Opus’ innovative technology.”

Rotator Cuff Repair Market Opportunity

The need for rotator cuff surgery often results from traumatic injury, degeneration or repetitive motion of the shoulder. Approximately 400,000 surgeries are performed annually worldwide to repair torn or frayed rotator cuff tissue and/or reattach tissue to bone. Most commonly, “overhead athletes,” including swimmers and volleyball or tennis players, undergo rotator cuff repair procedures to help restore stability and flexibility to the shoulder.

Due to the complexity of securing torn tissue with standard anchors or suture knots quickly and effectively via arthroscopy, 80 to 90 percent of these rotator cuff repair procedures require some open-surgical intervention.

AutoCuff: Facilitating Total Arthroscopic Rotator Cuff Repairs

The AutoCuff System — consisting of the SmartStitch(R) Suturing Device and Magnum(R) Knotless Implant — eliminates knot-tying by utilizing a patented mattress stitch that can be performed in seconds. Unlike other suturing devices, the SmartStitch Suturing Device places a stitch directly into the tissue rather than requiring snares or suture shuttling systems.

Once the stitches have been placed in the torn rotator cuff, the surgeon loads and deploys the Magnum Knotless Implant. The Magnum Implant’s internal mechanism provides cinchable and reversible tension to achieve a good tissue-to-bone interface — eliminating stacks of knots that may unravel or irritate the joint.

Orthopedic surgeons benefit from the AutoCuff System because it has a relatively short learning curve, reduces surgical trauma and makes total arthroscopic rotator cuff repairs faster and easier. The resulting patient benefits include decreased pain and fewer complications, while accelerating rehabilitation and leading to quicker recoveries.

“From an orthopedic surgeon’s perspective, the combination of ArthroCare and Opus Medical makes perfect sense,” said John Uribe M.D., team physician for the Miami Hurricanes. “I’ve been using ArthroCare’s Coblation products for years and have found them to be effective not only for my rotator cuff patients but for many other arthroscopic procedures. Opus developed an innovative rotator cuff repair system that produces an exceptionally secure anatomic repair, is fast and easy to use, and because it is performed arthroscopically, greatly facilitates the patient’s return to normal activity. These two technologies are sure to encourage many more surgeons to move towards total arthroscopic rotator cuff repair.”

AutoCuff: Strong and Growing Adoption

The AutoCuff System was launched in August 2003 and has been used in more than 20,000 rotator cuff repair surgeries to date. Opus currently has several hundred AutoCuff customers in the United States, and leveraging the same orthopedic surgeon call point with ArthroCare’s broader distribution network will provide greater access to physicians in both national and international markets.

Opus Medical has created a strong product development pipeline around its platform AutoCuff technology, which ArthroCare expects will have additional applications beyond rotator cuff surgery — including other shoulder procedures, knee surgeries and other endoscopic surgical procedures. To date, Opus technology has been issued 14 U.S. patents with more than 25 pending.

“The addition of the AutoCuff System to our Sports Medicine product line, which already includes standard-of-care, Coblation-based surgical wands, will enable us to accelerate the execution of our strategic plan by at least two years,” said Jim Pacek, president of ArthroCare’s Sports Medicine business unit. “Rotator cuff repair is the largest single indication for our Coblation technology and the resulting marriage of products will not only increase revenue and profit per procedure, but immediately position ArthroCare to become a leader in the fastest-growing and most-profitable segments of the sports medicine market.”

“We are excited to merge our rotator cuff repair technology with ArthroCare’s strong Sports Medicine product portfolio,” said James W. Hart, president and CEO for Opus Medical. “Together, the combined company will advance our common mission of improving patient outcomes and restoring them to normal activity quickly and safely.”

Additional Acquisition Details

Wells Fargo Securities, LLC acted as the exclusive financial advisor to ArthroCare in this transaction. Piper Jaffray, LLC acted as the exclusive financial advisor to Opus Medical in this transaction.

BUSINESS OUTLOOK

The following statements are based on current expectations on Sept. 7, 2004. These statements are forward-looking, and actual results may differ materially. These statements do not include the potential impact of any new businesses or license agreements the company may enter in future periods.

ArthroCare’s business outlook for the third quarter and for fiscal 2004 remains unchanged, excluding the impact of the Opus Medical acquisition.

Including the anticipated impact of the Opus Medical acquisition, ArthroCare’s business outlook for fiscal 2005 is as follows:

•	ArthroCare anticipates fiscal 2005 product revenues will grow by at least 30 percent compared to 2004 revenues.

•	The Company expects sales of its existing Sports Medicine products to grow by at least 10 percent over 2004 revenues. It expects sales of Opus Medical products to grow by at least 50 percent, and the combined revenues of the Sports Medicine business unit to grow by at least 25 percent.

•	Spine revenues are expected to grow by at least 20 percent.

•	ENT revenues are anticipated to grow by at least 30 percent.

•	The Company expects an Operating Margin improvement of 3 percentage points compared with 2004, with 1 percentage point coming from improvement in Gross Margin.

•	The company also currently expects the effective tax rate for 2005 to remain the same at approximately 27 percent.

•	With an assumed share count of 26.5 million after the close of the Opus Medical acquisition, ArthroCare expects earnings per share (EPS) to continue to grow more rapidly than revenues and to meet or exceed the current 2005 First Call consensus of $0.84.

CONFERENCE CALL

ArthroCare will hold a conference call with the financial community to discuss this acquisition today at 9:00 a.m. ET / 6:00 a.m. PT. The dial-in number is 888-343-7268 or 415-537-1988 for international callers. The call will be simultaneously Webcast by CCBN and can be accessed on ArthroCare’s Web site at www.arthrocare.com. The Webcast will remain available through Sept. 21, 2004. A telephonic replay of the conference call can be accessed by dialing 800-633-8284 and entering pass code number 21207461.

ABOUT ARTHROCARE

ArthroCare Corp. (www.arthrocare.com), headquartered in Sunnyvale, Calif., is a multi-business medical device company that develops, manufactures and markets minimally invasive surgical products, many of which are based on its patented Coblation technology. Coblation uses low-temperature radio-frequency energy to gently and precisely dissolve rather than burn soft tissue, minimizing damage to healthy tissue. ArthroCare targets a multi-billion dollar market opportunity across several medical specialties, significantly improving surgical procedures and enabling new, minimally invasive procedures. ArthroCare’s Coblation-based devices have been used in more than two million surgical procedures worldwide. The company has developed and marketed Coblation-based products for arthroscopic, spine/neurologic, ear, nose and throat, cosmetic, urologic, gynecologic and laparoscopic/general surgical procedures, and continues research in other areas.

SAFE HARBOR STATEMENTS

Except for historical information, this press release includes forward-looking statements. These statements include, but are not limited to, the company’s stated business outlook for fiscal 2004 and 2005, continued strength of the company’s fundamental position, the strength of the company’s technology, the company’s belief that strategic moves will enhance achievement of the company’s long term potential, the potential and expected rate of growth of new businesses, continued success of product diversification efforts, and other statements that involve risks and uncertainties. These risks and uncertainties include, but are not limited to the uncertainty of success of the company’s non-arthroscopic products, competitive risk, uncertainty of the success of strategic business alliances, uncertainty over reimbursement, need for governmental clearances or approvals before selling products, and the uncertainty of protecting the company’s patent position, the risk that the acquisition of Opus may not occur or that sales of Opus products will not be as high as anticipated, and the risk that we may incur unanticipated or unknown losses or liabilities if we complete the acquisition of Opus. These and other risks and uncertainties are detailed from time to time in the company’s Securities and Exchange Commission filings, including ArthroCare’s Form 10-K for the year ended December 31, 2003 and the 10-Q for the quarter ended June 30, 2004. Forward-looking statements are indicated by words or phrases such as “anticipates,” “estimates,” “projects,” “believes,” “intends,” “expects,” and similar words and phrases. Actual results may differ materially from management expectations.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding ArthroCare’s business which are not historical facts are “forward-looking statements” that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see “Risk Factors” in the Company’s Annual Report or Form 10-K for the most recently ended fiscal year.

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